Exhibit 3.7




            CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                                       OF
                       P.D.C. INNOVATIVE INDUSTRIES, INC.,
                       ----------------------------------
                              a Nevada corporation


         The undersigned, Sandra Sowers, President of P.D.C. Innovative Industries, Inc., a Nevada corporation (the "Corporation"), does hereby certify as follows:

         1.       Ms. Sowers is the President of the Corporation.

         2.       The Corporation's name is:  P.D.C. Innovative Industries, Inc.

         3. By resolutions adopted at a special meeting of the Board of Directors of this Corporation held on January 8, 1999, the Board resolved to effect a reverse stock split of the Corporation's issued and outstanding common stock by which every 40 shares of issued and outstanding common stock before the split would become one (1) share of issued and outstanding stock after the split.

         4. By reason of an action of stockholders taken by written consent on January 8, 1999, the holders of a majority of the then-issued and outstanding shares of the common stock of this Corporation approved the reverse stock split described above.

         5. As a result of the actions of the Board of Directors of this Corporation and the written consent of the holders of a majority of the shares of the issued and outstanding common stock of this Corporation, the Articles of Incorporation of this Corporation shall be deemed to be amended on that date to provide that each 40 shares of the issued and outstanding shares of common stock before the split shall, as a result of the reverse stock split, become one (1) issued and outstanding share of common stock of the Corporation after the split.

         Dated this 12th day of April, 2002.


                                                 /s/ Sandra Sowers
                                                 -------------------------
                                                 Sandra Sowers
                                                 President